Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Fourth Quarter 2023 Results

●	The Company’s tier one leverage and risk-based capital ratios were 11.69% and 28.89%, respectively, and the Company is considered to be “well-capitalized” at December 31, 2023.

●	Solid asset quality with the ratio of non-performing assets to total assets of 0.10% as of December 31, 2023.

●	Strong liquidity position with $126.66 million in cash balances and access to liquidity totaling $937.38 million as of December 31, 2023.

●	The Board of Directors approved a quarterly cash dividend of $0.05 per share, representing Territorial Bancorp Inc.’s 57th consecutive quarterly dividend.

Honolulu, Hawaii, January 26, 2024- Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $334,000, or $0.04 per diluted share, for the three months ended December 31, 2023.

The Board of Directors approved a dividend of $0.05 per share. The dividend is expected to be paid on February 23, 2024, to stockholders of record as of February 9, 2024.

“The uncertain interest rate environment continues to be a challenge for the banking industry. The higher levels of interest rates will keep pressure on loan growth and deposit retention, which have an impact on our net interest margin. While interest rates may decrease in the future, we believe that the competition for loans and deposits will remain strong as we navigate through this cycle. We continue our focus on maintaining our strong capital levels, which are above regulatory required levels, preserving our solid asset quality, and maintaining our strong liquidity levels” said Allan Kitagawa, Chairman and CEO.

Interest Income

Net interest income decreased by $3.86 million to $9.41 million for the three months ended December 31, 2023, from $13.27 million for the three months ended December 31, 2022. Total interest income was $17.69 million for the three months ended December 31, 2023, compared to $16.22 million for the three months ended December 31, 2022. The $1.47 million increase in total interest income was primarily due to a $922,000 increase in interest earned on other investments and a $597,000 increase in interest earned on loans. Interest income on other investments rose by $922,000 from $357,000 for the three months ended December 31, 2022, to $1.28 million for the three months ended December 31, 2023. The increase in interest income on other investments is primarily due to a 227 basis point increase in the interest rate paid on cash balances at the Federal Reserve Bank of San Francisco (FRB) and a $51.65 million increase in the average cash balance with the FRB. The increase in interest income on loans resulted from a $8.73 million increase in the average loan balance together with a 16 basis point increase in the average loan yield.

Interest Expense and Provision for Credit Losses

As a result of the increases in short-term interest rates, total interest expense increased by $5.33 million to $8.28 million for the three months ended December 31, 2023, from $2.95 million for the three months ended December 31, 2022. Interest expense on deposits increased by $3.88 million to $6.22 million for the three months ended December 31, 2023, from $2.35 million for the three months ended December 31, 2022. The increase in interest expense on deposits was primarily due to an increase in interest expense on certificates of deposit (CD). Interest expense on CDs rose by $3.23 million from $2.01 million for the three months ended December 31, 2022, to $5.24 million for the three months ended December 31, 2023. The increase in interest expense was primarily due to a 190 basis point increase in the average cost of CDs and a $142.14 million increase in the average CD balance. The increase in the average cost of CDs occurred as interest rates were raised in response to the increase in market interest rates. The increase in the average balance of CDs occurred as customers transferred balances from lower rate savings accounts to higher rate CDs. Interest expense on Federal Home Loan Bank (FHLB) advances rose from $558,000 for the three months ended December 31, 2022, to $1.85 million for the three months ended December 31, 2023. The increase in interest expense on FHLB advances rose primarily because of a 144 basis point increase in the average cost of advances and a $102.80 million increase in the average advance balance. Interest expense on FRB borrowings rose by $154,000 during the three months ended December 31, 2023, when the Company obtained a $50.0 million advance from the FRB. Additional FHLB and FRB advances were obtained in 2023 to enhance the Company’s liquidity and to fund deposit withdrawals.

The Company recognized $144,000 and $27,000 of credit loss provisions in the three months ended December 31, 2023 and 2022, respectively. In 2023, the Company adopted the current expected credit loss (CECL) accounting standard to calculate its allowance for credit losses.  The increase in credit loss provisions for the quarter is primarily due to an increase in forecasted charge-offs in the loan portfolio.

Noninterest Income

Noninterest income was $603,000 for the three months ended December 31, 2023, compared to $1.17 million for the three months ended December 31, 2022. The decrease in noninterest income is primarily due to $713,000 of income related to the Company’s defined benefit pension plan recognized in the three months ended December 31, 2022.

Noninterest Expense

Noninterest expense decreased to $9.48 million for the three months ended December 31, 2023, compared to $9.89 million for the three months ended December 31, 2022. Salaries and employee benefits decreased by $632,000 to $5.11 million for the three months ended December 31, 2023, from $5.74 million for the three months ended December 31, 2022. The reduction in salaries and employee benefits is primarily due to a decrease in deferred compensation accruals, supplemental executive retirement plan benefits and accruals for the employee stock ownership plan (ESOP). The decrease in ESOP accruals is primarily due to a decline in the Company’s share price which is used to calculate the accrual. Federal Deposit Insurance Corporation (FDIC) premium expense rose from $144,000 for the three months ended December 31, 2022, to $245,000 for the three months ended December 31, 2023, because of an increase in the FDIC insurance premium rate. Other general and administrative expenses rose from $961,000 for the three months ended December 31, 2022, to $1.14 million for the three months ended December 31, 2023. The increase in general and administrative expenses is primarily due to increases in charitable donations, accounting and auditing expenses and legal expenses.

Income Taxes

Income tax expense for the three months ended December 31, 2023 was $61,000 with an effective tax rate of 15.44% compared to $1.08 million with an effective tax rate of 23.91% for the three months ended December 31, 2022. The decrease in income tax expense was primarily due to a $4.13 million decrease in income before income taxes during the three months ended December 31, 2023, compared to the three months ended December 31, 2022. The decrease in the effective tax rate in 2023 occurred because non-taxable items, such as the increase in cash surrender value of bank-owned life insurance, represented a larger portion of income before income taxes.

Balance Sheet

Total assets were $2.24 billion at December 31, 2023 and $2.17 billion at December 31, 2022. Loans receivable increased by $8.67 million and were $1.30 billion at December 31, 2023 and $1.29 billion at December 31, 2022. The increase in loans receivable occurred as new loan originations exceeded loan repayments and sales. Investment securities, including available for sale securities, decreased by $32.70 million to $705.90 million at December 31, 2023 from $738.59 million at December 31, 2022. The decrease in investment securities occurred primarily because of principal repayments on mortgage-backed securities. Cash and cash equivalents increased by $86.11 million to $126.66 million at December 31, 2023 from $40.55 million at December 31, 2022. The increase in cash and cash equivalents occurred as the Company obtained additional advances from the FHLB and FRB to enhance its liquidity.

Deposits decreased by $79.55 million from $1.72 billion at December 31, 2022 to $1.64 billion at December 31, 2023. The decrease in deposits occurred as customers sought higher interest rates on their deposits than what the Company offers. FHLB advances increased by $101.00 million to $242.00 million at December 31, 2023 from $141.00 million at December 31, 2022. The Company also borrowed $50.00 million through the FRB’s Term Funding Program. The proceeds from this advance were used to enhance liquidity and to fund deposit withdrawals. Total stockholders’ equity decreased to $251.09 million at December 31, 2023 from $256.55 million at December 31, 2022. The decrease in stockholders’ equity occurred primarily because the Company’s dividends paid to stockholders, share repurchases, and the impact to retained earnings from the adoption of the CECL standard to calculate its allowance for credit losses exceeded the Company’s net income.

Asset Quality

In August 2023, wildfires on Maui partially or completely destroyed 12 homes which were collateral for $3.16 million of mortgage loans held by the Company. Since the wildfire occurred, $300,000 of these loans have been paid off using insurance proceeds. At December 31, 2023, the Company had $2.82 million of mortgage loans which were collateralized by homes partially or completely destroyed in the Maui wildfires and all of these loans were current. A $62,000 mortgage loan, which was collateralized by a home destroyed in the Maui wildfires, was in the Bank’s forbearance program and was paid off in January 2024. The forbearance program allows the borrower to defer their interest payments for six months. All of the homes which were destroyed are insured and the Company does not expect to incur a loss on these loans. The Company also has $18.67 million of mortgage loans on Maui at December 31, 2023 which were not affected by the wildfires. As of December 31, 2023, all of these loans were current.

Credit quality continues to be extremely important as the Bank adheres to its strict underwriting standards. The Company had $227,000 in delinquent mortgage loans 90 days or more past due at December 31, 2023, compared to $559,000 at December 31, 2022. Non-performing assets totaled $2.26 million at December 31, 2023, compared to $2.30 million at December 31, 2022. The ratio of non-performing assets to total assets was 0.10% at December 31, 2023 and 0.11% at December 31, 2022. The allowance for credit losses at December 31, 2023 was $5.12 million and represented 0.39% of total loans, compared to $2.03 million and 0.16% of total loans as of December 31, 2022. The increase in the ratio of allowance for credit losses to total loans occurred when the Company adopted the CECL accounting standard to calculate its allowance for credit losses on January 1, 2023. Upon adoption of the standard, the Company recorded a $3.16 million increase to its allowance for credit losses. The ratio of the allowance for credit losses to non-performing loans rose to 226.59% at December 31, 2023, compared to 88.31% at December 31, 2022 as a result of the increase in the allowance for credit losses.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.tsbhawaii.bank.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

●	statements of our goals, intentions and expectations;

●	statements regarding our business plans, prospects, growth and operating strategies;

●	statements regarding the asset quality of our loan and investment portfolios; and

●	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;

●	competition among depository and other financial institutions;

●	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

●	adverse changes in the securities markets;

●	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

●	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

●	our ability to enter new markets successfully and capitalize on growth opportunities;

●	our ability to successfully integrate acquired entities, if any;

●	changes in consumer demand, spending, borrowing and savings habits;

●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

●	changes in our organization, compensation and benefit plans;

●	the timing and amount of revenues that we may recognize;

●	the value and marketability of collateral underlying our loan portfolios;

●	our ability to retain key employees;

●	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;

●	technological change that may be more difficult or expensive than expected;

●	the ability of third-party providers to perform their obligations to us;

●	the ability of the U.S. Government to manage federal debt limits;

●	the quality and composition of our investment portfolio;

●	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;

●	changes in market and other conditions that would affect our ability to repurchase our common stock; and

●	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Interest income:
Loans	$12,006	$11,409	$47,043	$45,318
Investment securities	4,406	4,458	17,918	16,211
Other investments	1,279	357	4,127	1,173
Total interest income	17,691	16,224	69,088	62,702

Interest expense:
Deposits	6,223	2,348	19,484	4,925
Advances from the Federal Home Loan Bank	1,854	558	6,636	2,107
Securities sold under agreements to repurchase	46	46	183	183
Advances from the Federal Reserve Bank	154	—	154	—
Total interest expense	8,277	2,952	26,457	7,215

Net interest income	9,414	13,272	42,631	55,487
Provision (reversal of provision) for credit/loan losses	144	27	(3)	(576)

Net interest income after provision (reversal of provision) for credit/loan losses	9,270	13,245	42,634	56,063

Noninterest income:
Service and other fees	305	324	1,327	1,416
Income on bank-owned life insurance	227	201	855	792
Net gain (loss) on sale of loans	—	—	10	(3)
Other	71	645	279	2,004
Total noninterest income	603	1,170	2,471	4,209

Noninterest expense:
Salaries and employee benefits	5,109	5,741	20,832	22,259
Occupancy	1,709	1,784	6,910	6,708
Equipment	1,278	1,257	5,156	5,006
Federal deposit insurance premiums	245	144	982	573
Other general and administrative expenses	1,137	961	4,388	4,252
Total noninterest expense	9,478	9,887	38,268	38,798

Income before income taxes	395	4,528	6,837	21,474
Income taxes	61	1,083	1,810	5,318
Net income	$334	$3,445	5,027	$16,156

Basic earnings per share	$0.04	$0.39	$0.58	$1.81
Diluted earnings per share	$0.04	$0.39	$0.57	$1.80
Cash dividends declared per common share	$0.05	$0.33	$0.74	$1.02
Basic weighted-average shares outstanding	8,575,902	8,807,548	8,636,495	8,865,946
Diluted weighted-average shares outstanding	8,603,843	8,857,848	8,684,092	8,920,714

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	December 31,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$126,659	$40,553
Investment securities available for sale, at fair value	20,171	20,821
Investment securities held to maturity, at amortized cost (fair value of $568,128 and $591,084 at December 31, 2023 and December 31, 2022, respectively)	685,728	717,773
Loans receivable	1,308,552	1,296,796
Allowance for credit/loan losses	(5,121)	(2,032)
Loans receivable, net of allowance for credit/loan losses	1,303,431	1,294,764
Federal Home Loan Bank stock, at cost	12,192	8,197
Federal Reserve Bank stock, at cost	3,180	3,170
Accrued interest receivable	6,105	6,115
Premises and equipment, net	7,185	7,599
Right-of-use asset, net	12,371	14,498
Bank-owned life insurance	48,638	47,783
Income taxes receivable	344	—
Deferred income tax assets, net	2,457	1,643
Prepaid expenses and other assets	8,211	6,676
Total assets	$2,236,672	$2,169,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,636,604	$1,716,152
Advances from the Federal Home Loan Bank	242,000	141,000
Advances from the Federal Reserve Bank	50,000	—
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	23,334	24,180
Lease liability	17,297	15,295
Income taxes payable	—	838
Advance payments by borrowers for taxes and insurance	6,351	5,577
Total liabilities	1,985,586	1,913,042

Stockholders' Equity:
Preferred stock, $0.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $0.01 par value; authorized 100,000,000 shares; issued and outstanding 8,826,613 and 9,071,076 shares as of December 31, 2023 and 2022, respectively	88	91
Additional paid-in capital	48,022	51,825
Unearned ESOP shares	(2,447)	(2,936)
Retained earnings	211,644	215,314
Accumulated other comprehensive loss	(6,221)	(7,744)
Total stockholders’ equity	251,086	256,550
Total liabilities and stockholders’ equity	$2,236,672	$2,169,592

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	December 31,
	2023	2022
Performance Ratios (annualized):
Return on average assets	0.06%	0.63%
Return on average equity	0.53%	5.30%
Net interest margin on average interest earning assets	1.78%	2.56%
Efficiency ratio (1)	94.62%	68.46%

	At	At
	December	December
	31, 2023	31, 2022
Selected Balance Sheet Data:
Book value per share (2)	$28.45	$28.28
Stockholders' equity to total assets	11.23%	11.83%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$227	$559
Non-performing assets (3)	$2,260	$2,301
Allowance for credit losses	$5,121	$2,032
Non-performing assets to total assets	0.10%	0.11%
Allowance for credit losses to total loans	0.39%	0.16%
Allowance for credit losses to non-performing assets	226.59%	88.31%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs